EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT

Doni Fordyce

L-1 Identity Solutions

203-504-1109

dfordyce@L1ID.com

L-1 Identity Solutions Reports Third Quarter 2009 Financial Results; Updates 2009 Guidance and Provides Preliminary Expectations for 2010

STAMFORD, CT — October 28, 2009 — L-1 Identity Solutions, Inc., (NYSE: ID), a leading provider of identity solutions and services, today announced financial results for the third quarter and nine months ended September 30, 2009.The Company also is updating guidance for the remainder of 2009 and is providing preliminary financial results expectations for 2010.

Revenue for the third quarter of 2009 was $172.5 million compared to $154.5 million in the third quarter of 2008, an increase of $18.0 million or 12 percent. Organic growth in the quarter was approximately nine percent, driven by enrollment services, HIIDE™, software solutions, and government consulting services. Revenue for the quarter was slightly lower than expectations due to lower revenue from the enterprise access and secure credentialing divisions.

Gross margin for the third quarter of 2009 increased to approximately 32 percent compared to 31 percent in the third quarter of 2008. The increase came primarily from gains in biometric solutions sales offset by an increase in revenues from lower margin enrollment and government consulting services.

Adjusted EBITDA for the third quarter of 2009 increased to $28.3 million from $25.0 million (excluding merger related expenses of $0.9 million for the same period in the prior year), exceeding the high end of the range of the Company’s previous expectations for the third quarter of 2009. The increase of $3.3 million, or 13 percent, was a result of contributions from the higher-margin biometrics business. Third quarter 2009 operating expenses as a percentage of revenue decreased to 24 percent compared to 26 percent in the third quarter of 2008. Unlevered free cash flow was $7.8 million, lower than previously expected due to higher capital expenditures from greater than expected new State contract awards in secure credentialing.

The Company reported a third quarter net income of $1.4 million, or $0.02 per diluted share, in line with previous expectations, compared to a net loss of $1.9 million, or ($0.02) per diluted share in the third quarter of 2008, including stock-based compensation and the effect of adopting new accounting standards (see footnote ‘Adoption of New Accounting Standards’). Excluding stock-based compensation, the Company reported third quarter net income of $4.6 million, or earnings per share of $0.05. Weighted average diluted shares outstanding were 86.0 million in the third quarter of 2009, compared to 80.0 million in the prior year period.

“Improvements in the biometrics business year-over-year and continued upward trend in enrollment services volume have significantly contributed to our financial performance this year and helped deliver a profitable third quarter to our shareholders,” said Robert V. LaPenta, Chairman, President and CEO of L-1 Identity Solutions. “We continue to see increased momentum for national ID, border security, ePassport and other identity-related programs in the U.S. and abroad which we believe positions L-1 well for future growth in 2010 and beyond.”

Year to Date Results for the Nine Months Ended September 30, 2009

Revenue for the first nine months of 2009 was $490.8 million compared to $415.4 million for the same period in the prior year, representing an increase of $75.4 million, or 18 percent. Significant growth in enrollment services, as well as strong contributions from the biometrics business and from the acquisition of Digimarc drove increased revenue. The revenue comparison for the first nine months of 2009 vs. the same period in 2008 was impacted by approximately $17.0 million in consumables and printer orders associated with the start-up of the U.S. Passport Card program in 2008, along with significant license revenues.

Gross margin for the first nine months of 2009 was 30 percent, the same as the prior year period in 2008. This is attributable to growth in biometric solutions offset by increased revenues from lower margin enrollment and government consulting services.

Adjusted EBITDA for the first nine months of 2009 was $71.8 million (excluding a $1.7 million charge associated with Registered Traveler recorded in the second quarter of 2009 and acquisition related expenses) compared to $60.2 million for the same period in 2008 (excluding merger related expenses of $0.9 million), representing a 19 percent increase. The increase in Adjusted EBITDA for the first nine months of 2009 reflects organic growth in biometric solutions, enrollment and government consulting services, and the acquisition of Digimarc. Operating expenses as a percent of revenue decreased to 25 percent from 27 percent in the same prior year period due to cost containment measures. Unlevered free cash flow for the nine month period was approximately $30.0 million reflecting higher capital expenditures from greater-than-expected new State contract awards in secure credentialing.

For the first nine months ended September 30, 2009, the Company reported a net loss of $3.7 million, or ($0.04) per diluted share compared to a net loss of $2.0 million, or ($0.03) per diluted share in the first nine months of 2008, including stock-based compensation and the effect of adopting new accounting standards (see footnote ‘Adoption of New Accounting Standards’). Excluding stock-based compensation, the Company had net income of $6.2 million, or earnings per share of $0.07. Diluted weighted average shares outstanding increased to 85.3 million from 75.4 million in the prior year.

The Company's backlog at September 30, 2009 was approximately $1.2 billion compared to $1.0 billion on the same date in the year prior. The total contract value including unexercised options is approximately $1.9 billion.

Business Highlights

▪

Enrollment Services revenue growth was 45 percent for the nine month period of 2009, compared to the prior year period. The number of enrollment centers in operation today is more than 1,000, up from approximately 700 in 2008. Growth is coming in part from enhancements to existing State contracts where new Agencies now using the service are adding significant volume, such as in Texas and New York. Volume also has grown in Federal contracts including TWIC and HazPrint. Almost one million in revenue came from commercial banking customers; L-1 is also now a newly established FINRA channel.

▪	Biometric milestones in the quarter included:
	o	L-1 continued to lead in the area of mobile military solutions with $15.8 million of new orders received for HIIDE™ and PIER™ units; more than sixty percent of the orders shipped in Q3.
o	A facial recognition-based eGate system is being piloted at the Frankfurt International Airport to facilitate self service border crossing for ePassport holders.
o

Indoor and outdoor (weatherized and extreme) access control devices for the commercial and government market are now available. This includes an Extreme PIV-TWIC product being tested for use at ports that also is ideal for military bases and airports.

o	Iris technology from L-1 is performing nearly half a billion cross-comparisons per second as part of the largest iris recognition program in the world in India.
o	A new live scan fingerprint solution, Agile TP, was introduced for high-volume civil identification programs; shipments began to a new program in Bolivia.
▪	Secure Credentialing was awarded contracts in excess of $278 million in the quarter. Highlights include:
o

Global Driver’s License (DL) business generated bookings of more than $78.0 million, including several U.S. States yet to be announced; L-1 has successfully secured and retained all of the 16 State DL contracts pursued in the first nine months of 2009.

o

New value-added services and solutions were introduced to increase efficiencies and customer convenience for DMVs. These include automated biometric kiosks, customer service and fraudulent document detection trainings, and applicant portals.

o	Incorporation of document authentication, facial recognition and testing services such as Autotest and Roadtest generated $5.3 million in bookings.
o	The Department of State continued its commitment with L-1 via a recent five-year sole source contract award for U.S. Passport Printing valued at up to $195.0 million.
▪	Government Consulting services continued to perform well on all programs and the group continues to grow its presence in cyber security and counterterrorism technologies.

Forward Looking Financial Expectations

The Company expects revenue for the fourth quarter ending December 31, 2009 of between $180.0 million to $190.0 million, with Adjusted EBITDA of $30.0 million to $35.0 million, unlevered free cash flow of between $20.0 million to $25.0 million, and EPS in the range of $0.04 to $0.06. Earnings per diluted share, exclusive of stock based compensation, are expected to be in the range of $0.08 - $0.10 for the fourth quarter.

L-1 expects revenue for the full-year ending December 31, 2009 of $670.0 million - $680.0 million, down from the previously anticipated range of $700.0 million - $725.0 million. The decrease is attributable to slower implementation of State DMV and facial recognition projects along with lower than expected volume on the TWIC program. The Company expects organic growth to be approximately 20 percent for the second half of 2009 and approximately 11 percent for the year. Full year 2009 Adjusted EBITDA is expected to be within the range of previous expectations at $102.0 million - $107.0 million. EBITDA margins are expected to improve to approximately 16.0 percent for the year. Unlevered free cash flow for full year 2009 is expected to be between $50.0 million - $55.0 million, down from previous expectations of $75.0 million - $85.0 million, primarily due to an increase in capital expenditures to approximately $50.0 million from greater-than-expected new State contract awards in secure credentialing. The Company expects to finish the year with positive earnings, with earnings per diluted share of $0.06 - $0.08, excluding charges relating to Registered Traveler (RT), financing costs and adoption of new accounting standards. Earnings per diluted share, exclusive of stock based compensation, are expected to be in the range of $0.19 - $0.21.

Preliminary expectations for the full year ending December 31, 2010 are revenue of between $750.0 million - $775.0 million, organic growth of 10 – 15 percent,; Adjusted EBITDA of approximately $110.0 million - $120.0 million, and unlevered free cash flow of between $55.0 million and $65.0 million net of capital expenditures of $60.0 million. These expenditures should substantially complete the build out of current and expected State DMV awards which will result in significantly increased cash flow beginning in 2011 and beyond.The Company expects to finish the year with earnings per diluted share of $0.02- $0.09 and earnings per diluted share, exclusive of stock based compensation, of $0.18 - $0.25. While EBITDA is forecasted to increase in 2010, EPS levels will be impacted by higher levels of depreciation expense resulting from increased capital expenditures as previously discussed.

Liquidity and Capital Resources

At the end of Q3 2009, the total principal amount of debt outstanding is $462.9 million which includes $175.0 million of convertible notes, $286.4 million in bank term loans, and $1.5 million in other debt. During the first nine months of 2009, total debt outstanding was reduced by principal payments of $10.5 million and the Company paid approximately $20.0 million in interest. In addition, L-1 incurred capital expenditures of $38.4 million, reflecting investments made in the secure credentialing business for new State contract awards. The Company has an available revolving line of credit of $125.9 million, net of letters of credit of $9.1 million.

Conference Call Information

The Company will host a conference call with the investment community to discuss its operating results and outlook beginning at 11:00 a.m. (ET) today. The conference call will be available live over the Internet at the investor relations section of the L-1 website at www.L1ID.com.To listen to the conference call, please dial (888) 562-3356 using the passcode 32964355. For callers outside the U.S., please dial (973) 582-2700 with the passcode 32964355. A recording of the conference call will be available starting two hours after the completion of the call. To access the replay, please dial (800) 642-1687 and use passcode 32964355. To access the replay from outside the U.S., dial (706) 645-9291 and use passcode 32964355.

About L-1 Identity Solutions

L-1 Identity Solutions, Inc. (NYSE: ID) protects and secures personal identities and assets. Its divisions include Biometrics, Secure Credentialing and Enterprise Access solutions, as well as Enrollment and Government Consulting services. With the trust and confidence in individual identities provided by L-1, international governments, federal and state agencies, law enforcement and commercial businesses can better guard the public against global terrorism, crime and identity theft fostered by fraudulent identity. L-1 Identity Solutions has more than 2,200 employees worldwide and is headquartered in Stamford, CT. For more information, visit www.L1ID.com.

Footnotes and Defined Terms

Adoption of New Accounting Standards

As disclosed in the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on May 21, 2009, the Company adopted the standard “Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion” (Including Partial Cash Settlement) effective January 1, 2009. As required by that standard, its provisions were applied retroactively to all prior periods which resulted in an increase of the previously reported net loss for the quarter ended September 30, 2008 from $1.2 million ($0.01) per share to $1.9 million ($0.02) per share and a decrease of the previously reported net income for the nine months ended September 30, 2008 from $0.1 million $0.00 per share to a loss of $2.0 million ($0.03) per share.

Organic Growth

Organic growth represents the increase in revenues in the current period, expressed as a percentage. It excludes businesses acquired in 2008 for both 2008 and 2009.

Adjusted EBITDA

L-1 Identity Solutions uses Adjusted EBITDA as a non-GAAP financial performance measurement. Adjusted EBITDA is calculated by adding back to net income (loss) interest, income taxes, impairments of long-lived assets and goodwill, depreciation, amortization, stock-based compensation expense, including retirement plan contributions settled, or to be settled, in common stock. Adjusted EBITDA is provided to investors to supplement the results of operations reported in accordance with GAAP. Management believes Adjusted EBITDA is useful to help investors analyze the operating trends of the business and to assess the relative underlying performance of businesses with different capital and tax structures. Management believes that Adjusted EBITDA provides an additional tool for investors to use in comparing L-1 Identity Solutions financial results with other companies that also use Adjusted EBITDA in their communications to investors. By excluding non-cash charges such as impairments of long-lived assets and goodwill, amortization, depreciation and stock-based compensation, as well as non-operating charges for interest and income taxes, investors can evaluate the Company's operations and can compare its results on a more consistent basis to the results of other companies. Management also uses Adjusted EBITDA to evaluate potential acquisitions, establish internal budgets and goals, and evaluate performance of its business units and management.

L-1 Identity Solutions considers Adjusted EBITDA to be an important indicator of the Company's operational strength and performance of its business and a useful measure of the Company's historical and prospective operating trends. However, there are significant limitations to the use of Adjusted EBITDA since it excludes interest income and expense, impairments of long lived assets and goodwill, stock based compensation expense, including retirement plan contributions settled, or to be settled, in common stock and income taxes, all of which impact the Company's profitability, as well as depreciation and amortization related to the use of long term assets which benefit multiple periods. L-1 Identity Solutions believes that these limitations are compensated by providing Adjusted EBITDA only with GAAP net income (loss) and clearly identifying the difference between the two measures. Consequently, Adjusted EBITDA should not be considered in isolation or as a substitute for net income (loss) presented in accordance with GAAP. Adjusted EBITDA as defined by the Company may not be comparable with similarly named measures provided by other entities. A reconciliation of Adjusted EBITDA to GAAP net income or loss is included in the enclosed schedule.

Unlevered Free Cash Flow

Unlevered free cash flow represents cash flow from operating activities, plus cash interest expenses and cash income taxes, less capital expenditures. L-1 believes unlevered free cash flow is a useful measure for assessing the company's liquidity, its ability to meet debt service requirements and making acquisitions. Unlevered free cash flow is not necessarily comparable to similar measures used by other entities and is not a substitute for GAAP measures of liquidity such as cash flows from operating activities.

Backlog

L-1's backlog represents sales value of firm orders for products and services not yet delivered and for long term executed contractual arrangements (contracts, subcontracts, and customer commitments), the estimated future sales value of estimated product shipments, transactions processed and services to be provided over the term of the contractual arrangements, including renewal options expected to be exercised. L-1 may not realize the full amount of revenues reflected in backlog because L-1 is subject to the risks that clients may modify or terminate projects and contracts and may decide not to exercise contract options or the estimate of quantities may not materialize.

Forward Looking Statements

This news release contains forward-looking statements that involve risks and uncertainties. Forward-looking statements in this press release and those made from time to time by L-1 Identity Solutions through its senior management are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the

Company's current views based on management's beliefs and assumptions and information currently available. Forward-looking statements concerning future plans or results are necessarily only estimates, and actual results could differ materially from expectations. Certain factors that could cause or contribute to such differences include, among other things, availability of government funding for L-1's products and solutions, the unpredictable nature of working with federal, state and local government customers, and global financial economic and political conditions. Additional risks and uncertainties are described in the Securities and Exchange Commission filings of L-1 Identity Solutions, including its Form 10-K for the year ended December 31, 2008 and its Form 10-Q for the quarter ended June 30, 2009. L-1 Identity Solutions expressly disclaims any intention or obligation to update any forward-looking statements.

ID-F

###

L-1 Identity Solutions

Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	For the Quarter Ended Sept. 30,		For the Nine Months Ended Sept. 30,
	2009	2008	2009	2008

Revenues	$ 172,533	$ 154,464	$ 490,774	$ 415,412
Cost of revenues:
Cost of revenues	115,508	101,298	336,983	271,088
Amortization of acquired intangible assets	2,032	5,892	6,425	18,070
Total cost of revenues	117,540	107,190	343,408	289,158
Gross profit	54,993	47,274	147,366	126,254
Operating expenses:

Sales and marketing	10,613	10,433	30,222	26,917
Research and development	6,114	6,696	17,679	18,539
General and administrative	23,907	22,964	71,248	62,992
Acquisition related expenses and amortization of intangible assets	335	833	1,429	2,524
Total operating expenses	40,969	40,926	120,578	110,972
Operating income	14,024	6,348	26,788	15,282
Interest income	14	71	117	206
Interest expense:

Contractual interest	(7,136)	(6,084)	(21,365)	(11,784)
Amortization of deferred financing costs, debt discount and other	(4,546)	(2,826)	(10,354)	(5,951)

Other (expense) income, net	(167)	(294)	(273)	(529)

Income (loss) before income taxes	2,189	(2,785)	(5,087)	(2,776)

(Benefit ) provision for income taxes	817	(872)	(1,428)	(743)
Net income (loss)	$ 1,372	$(1,913)	$ (3,659)	$ (2,033)
Net income (loss) per share:
Basic	$ 0.02	$ (0.02)	$(0.04)	$(0.03)
Diluted	$ 0.02	$ (0.02)	$(0.04)	$(0.03)
Weighted average shares outstanding:

Basic	85,901	79,969	85,301	75,397

Diluted	86,007	79,969	85,301	75,397

L-1 Identity Solutions

Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	Sept. 30,	Dec. 31,
	2009	2008
Assets
Current assets:
Cash and cash equivalents	$ 11,051	$ 20,449
Accounts receivable, net	127,679	105,606
Inventory	30,156	34,509
Deferred tax asset	12,425	11,101
Other current assets	6,929	9,628
Total current assets	188,240	181,293
Property and equipment, net	102,968	81,268
Goodwill	889,801	890,977
Intangible assets, net	104,490	108,282
Deferred tax asset	25,206	23,609
Other assets, net	17,430	24,392
Total assets	$ 1,328,135	$ 1,309,821
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$ 125,460	$ 118,109
Current portion of deferred revenue	17,989	16,998
Current maturity of long-term debt	18,228	19,256
Other current liabilities	6,571	2,559
Total current liabilities	168,248	156,922
Deferred revenue, net of current portion	4,611	13,323
Long-term debt	425,839	429,235
Other long-term liabilities	4,529	1,861
Total liabilities	603,227	601,341
Total shareholders' equity	724,908	708,480
Total liabilities and shareholders' equity	$ 1,328,135	$ 1,309,821

L-1 Identity Solutions

Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	For the Nine Months Ended Sept. 30,
	2009	2008
Cash Flow from Operating Activities:
Net loss	$ (3,659)	$ (2,033)

Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	27,411	34,372
Stock-based compensation costs	16,225	10,146
(Benefit) provision for non-cash income taxes	(1,428)	(779)
Amortization of deferred financing costs, debt discount and other	10,354	5,951
Other	1	162
Change in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(21,571)	(7,341)
Inventory	4,137	(7,145)
Other assets	6,435	(7,479)
Accounts payable, accrued expenses and other liabilities	17,614	12,394
Deferred revenue	(7,773)	1,343

Net cash provided by operating activities	47,746	39,591

Cash Flow from Investing Activities:
Acquisitions and related costs, net of cash acquired	(3,228)	(318,110)
Capital expenditures	(38,423)	(12,871)
Additions to intangible assets	(6,151)	(6,085)
Increase in restricted cash	(67)	(21)

Net cash used in investing activities	(47,869)	(337,087)

Cash Flow from Financing Activities:
Net borrowings under revolving credit agreement	-	(84,000)
Debt and equity issuance costs	(824)	(13,899)

Principal (payments) borrowings under term loan	(9,843)	295,000
Principal payments of other debt	(631)	(927)
Repurchase of common stock	-	(6,161)
Proceeds from issuance of preferred stock to investor	-	15,107
Proceeds from issuance of common stock to investors, net of issuance costs	-	103,865
Proceeds from issuance of common stock to employees	1,770	2,121
Proceeds from exercise of stock options by employees	53	2,846

Net cash (used in) provided by financing activities	(9,475)	313,952

Effect of exchange rate changes on cash and cash equivalents	200	60

Net increase (decrease) in cash and cash equivalents	(9,398)	16,516
Cash and cash equivalents, beginning of year	20,449	8,203

Cash and cash equivalents, end of period	$ 11,051	$ 24,719

Supplemental Cash Flow Information:
Cash paid for interest	$ 19,657	$6,318
Cash paid for income taxes	$ 1,015	$ 1,117
Common stock issued and options assumed in connection with acquisitions	$ -	$ 36,570
Warrants issued for patent	$ -	$1,305

L-1 Identity Solutions

Reconciliation of Adjusted EBITDA to Net Income (Loss)
(In thousands)
(Unaudited)

Historical Periods	For the Quarter Ended Sept. 30,		For the Nine Months Ended Sept. 30,
	2009	2008	2009	2008

Net income (loss)	$ 1,372	$ (1,913)	$ (3,659)	$ (2,033)

Interest expense, net	11,668	8,839	31,602	17,529
Depreciation and amortization	9,127	14,478	27,411	34,372
Stock-based compensation expense	5,328	3,583	16,225	10,146
Provision (benefit) for income taxes	817	(872)	(1,428)	(743)
Adjusted EBITDA	$ 28,312	$ 24,115	$ 70,151	$ 59,271

Provision for Registered Traveler (RT) contract	-	-	1,183	-
Merger related expenses	-	881	-	881
Acquisition related costs	26	18	506	54

Adjusted EBITDA excluding certain items	$ 28,338	$ 25,014	$ 71,840	$ 60,206

Prospective Periods	Quarter Ending	Year Ending	Full Year Ending
	Dec. 31, 2009	Dec. 31, 2009	Dec. 31, 2010

Net Income, excluding RT, financing costs and accounting changes	$3,000-6,000	$5,000-8,000	$2,000 - $8,000

Interest expense, depreciation & amortization and stock-based compensation	25,000	94,000	107,000

Provision for income taxes	2,000-4,000	3,000-5,000	1,000 -5,000

Adjusted EBITDA	$ 30,000-35,000	$ 102,000-107,000	$ 110,000 - $120,000

L-1 Identity Solutions
Unlevered Free Cash Flow
(In thousands)
(Unaudited)

Historical Periods	Quarter Ended	Nine Months Ended
	Sept. 30, 2009	Sept. 30, 2009
Cash flow from operating activities	$17,222	$47,746
Interest paid, net	6,661	19,657
Taxes	42	1,015
Capital expenditures	(16,117)	(38,423)

Unlevered free cash flow	$7,808	$29,995

Prospective Periods	Quarter Ending	Year Ending	Year Ending
	Dec. 31, 2009	Dec. 31, 2009	Dec. 31, 2010
Cash flow from operating activities	$22,000 - 27,000	$70,000 - 75,000	$82,000 - $92,000
Interest paid, net	9,000	29,000	30,000
Taxes	1,000	1,000	3,000
Capital expenditures	(12,000)	(50,000)	(60,000)

Unlevered free cash flow	$20,000 - 25,000	$50,000 - 55,000	$55,000 - 65,000